UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/4/2011

CHROMADEX CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number:  000-53290

Delaware	26-2940963
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10005 Muirlands Boulevard

Suite G

Irvine, California, 92618

(Address of principal executive offices, including zip code)

949-419-0288

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On October 4, 2011, ChromaDex Corporation (the “Company”) received the written consent from stockholders holding a majority of its outstanding common stock to permit (but not require) the Board of Directors of the Company to amend its Amended and Restated Certificate of Incorporation to (i) effect a reverse stock split of the Company’s common stock at any time prior to September 30, 2012, by a ratio of not less than one-for-two and not more than one-for-ten, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion, and (ii) reduce the number of authorized shares of our common stock by the same reverse stock split ratio determined by the Board of Directors (the “Reverse Stock Split”). As of October 4, 2011, 37,720,650 shares of common stock (50.72% of the 74,368,568 shares entitled to vote) have voted to consent to the Reverse Stock Split, 1,672,555 shares (2.25% of shares entitled to vote) have voted to withhold consent, and 14,101 shares (0.02% shares entitled to vote) have abstained.

Notwithstanding receipt of stockholder approval of the Reverse Stock Split, the Board of Directors reserves the right, without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to the filing of a Certificate of Amendment for the Reverse Stock Split, the Board of Directors, in its sole discretion, determines that it is no longer in the Company’s best interest and the best interests of the Company’s stockholders to proceed with the Reverse Stock Split.

Because the Company has received the requisite written consents on the proposal to amend its Articles of Incorporation, the consent solicitation has expired by its terms.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHROMADEX CORPORATION

Date:  October 7, 2011                    By:        /s/ FRANK L. JAKSCH JR.

Frank L. Jaksch Jr.

Chief Executive Officer